Exhibit 4.27

FEDERATIVE REPUBLIC OF BRAZIL

STATE OF CEARÁ

FORTALEZA JUDICIAL DISTRICT

PÉRICLES JÚNIOR NOTARY’S OFFICE

9th NOTARY PUBLIC

PÉRICLES CASTELO BRANCO JÚNIOR

REGISTRAR

RUA ANDRÉ CHAVES, 304 – MONTESE – TELEPHONE (55 85) 494.9898 – FORTALEZA – CEARÁ

NOTARY PUBLIC

Registrar: Péricles Castelo Branco Júnior

Alternates: Maria de Fátima Leitão Castelo Branco

Fabiola Regina Vasconcelos Pinto

TYPE OF CONTRACT

Public Deed of Financing

GRANTED/ BUYER(S)

Banco do Nordeste do Brasil

GRANTOR(S)/ SELLER(S)

TIM Nordeste Telecomunicações

REAL ESTATE(S) CONTEMPLATED BY THIS DEED / CONTRACT

See Deed attached hereto

CLERK

Lacerda

DATE OF ACT

April 29, 2005

INDICATIONS

Book: 100 Pages: 154/157

AMOUNT OF CONTRACT R$

BOOK: 100

PAGE: 154

FEDERATIVE REPUBLIC OF BRAZIL

STATE OF CEARÁ - FORTALEZA JUDICIAL DISTRICT

9th NOTARY PUBLIC

PÉRICLES JÚNIOR NOTARY’S OFFICE

Rua André Chaves, 304 – Telephone / Fax (55 85) 494.9898

Alternate Registrar:

Maria de Fátima Leitão Castelo Branco

Alternate Clerk in exercise of Registrar:

Péricles Castelo Branco Neto

PUBLIC DEED OF FINANCING AND OPENING OF CREDIT FACILITY, EXECUTED BETWEEN BANCO DO NORDESTE DO BRASIL S.A., HEREINAFTER SIMPLY REFERRED TO AS BNB AND TIM NORDESTE TELECOMUNICAÇÕES S/A, SIMPLY HEREIN REFERRED TO AS DEBTOR, AS FOLLOWS:

On the twenty-nine (29) of April, two thousand and five (2005), in this city of Fortaleza, capital city of the state of Ceará, Federative Republic of Brazil, and at this Ninth Notary Public, installed at Rua André Chaves, 304, Bairro Montese, I draw up this deed, and there appeared before me, the parties have agreed and contracted: as creditor, BANCO DO NORDESTE DO BRASIL S.A., a mixed corporation, headquartered in the city of Fortaleza, Ceará, at Avenida Paranjana, 5700, Passaré, with Corporate Taxpayer’s ID (CNPJ/MF) 07.237.373/0182 -58, hereinafter simply referred to as BNB, herein represented by the managers of Metro Bezerra de Menezes Branch, at this venue, respectively, Mrs. ALICE MARIA DE MIRANDA MENESCAL, General Manager, Brazilian citizen, married, bank employee, Individual Taxpayer’s ID (CPF) 141.076.193 -20 and identity card 527279 SSP-CE, resident and domiciled at Rua André Dall´olio, 471, Bairro Papicu, in the city of Fortaleza, state of Ceará, and Mr. CARLOS AUGUSTO COSTA BARRETO, Business Manager, Brazilian citizen, married, bank employee, Individual Taxpayer’s ID (CPF) 243.695.433 -04 and identity card 71914083 SPSP-CE, resident and domiciled at Rua Santa Catarina, 386, Bairro Pan Americano, in the city of Fortaleza, state of Ceará; and on the other hand as DEBTOR, the company TIM NORDESTE TELECOMUNICAÇÕES S/A, headquartered in the city of Jaboatão dos Guararapes, state of Pernambuco, at Av. Airton Senna da Silva, no. 1633, with Corporate Taxpayer’s ID (CNPJ/MF) 02.336.993/0001 -00, herein represented by its attorneys-in-fact, Mr. Paulo Guilherme Autran Seidel, Brazilian citizen, separated, economist, identity card 07832870-5 of IFP, Individual Taxpayer’s ID (CPF) 836.230.357 -34; Mr. Marcel Abílio Belo de Andrade, Brazilian citizen, married, business administrator, identity card no. 4220704 SSP-PE, Individual Taxpayer’s ID (CPF) 793.101.174 -00 and Mr. Waldir Urbano Kesseli, Brazilian citizen, married, economist, identity card 1440573-9 PR, Individual Taxpayer’s ID (CPF) 357.679.019 -53, all of them with commercial address at Av. das Américas, 3434, 2o e 6o andares, bloco I, Barra da Tijuca, Rio de Janeiro-RJ, empowered by public instrument of power of attorney registered in the book 2789, page 047, Act 019, of the 4th Notary Public of Rio de Janeiro-RJ Judicial District, dated April 26, 2005, presented and filed at such Notary Public. Also hereby attending in the capacity as INTERVENING GUARANTOR, the company TIM PARTICIPAÇÕES S/A, headquartered in the city of Curitiba, state of Paraná, at Rua Comendador Araújo, 299, with Corporate Taxpayer’s ID (CNPJ/MF) 02.558.115/0001 -21, herein represented by its attorneys-in-fact, Mr. Paulo Guilherme Autran Seidel NT, Brazilian citizen, separated, economist, identity card 07832870-5 of IFP, Individual Taxpayer’s ID (CPF) 836.230.357 -34; Mr. Marcel Abílio Belo de Andrade, Brazilian citizen, married, business administrator, identity card no. 4220704 SSP-PE, Individual Taxpayer’s ID (CPF) 793.101.174 -00 and Mr. Waldir Urbano Kesseli, Brazilian citizen, married, economist, identity card 1440573-9 PR, Individual Taxpayer’s ID (CPF) 357.679.019 -53, all of them with commercial address at Av. das Américas, 3434, 2o e 6o andares, bloco I, Barra da Tijuca, Rio de Janeiro-RJ, empowered by public instrument of power of attorney registered in the book 2789, page 049, Act 020, of the 4th Notary Public of Rio de Janeiro-RJ Judicial District, dated April 26, 2005, presented and filed at such Notary Public. I hereby certify their identity and legal capacity. The parties told me, consistently and successively, that BNB and DEBTOR agreed upon the granting of loan by means of opening of credit facility, according to the following clauses and conditions: CLAUSE ONE – AMOUNT, TYPE AND PURPOSE OF THE FINANCING – By this instrument of credit, BNB hereby grants the DEBTOR, a loan to be disbursed in local currency, at the amount of eighty-five million, three hundred, eighteen thousand, eight hundred, sixty-eight reais and sixty-eight centavos (R$ 85,318,868.68) , corresponding to a financing with funds from the FUNDO CONSTITUCIONAL DE FINANCIAMENTO DO NORDESTE – FNE – SERVIÇOS (Constitutional Fund for Financing of the Northeast – FNE – Services), for the expansion and upgrade of the mobile telephony network of the states of Piauí, Ceará, Paraíba, Pernambuco and Alagoas, employing the digital technology named as GSM (Global System for Mobile Communication), with investments in equipment, credit granted for application, according to PARAGRAPH ONE – BUDGET of this present clause. PARAGRAPH ONE – BUDGET:

Description	Quantity	Own resources	FNE –SERVIÇOS	Total
Software Acquisition / Development		1,612,840.14	3,763,293.64	5,376,133.78
EDGE – Enhanced Data GSM – Pernambuco	1.00	345,100.96	805,235.56	1,150,336.52
HLR – Home Location Register	1.00	1,267,739.18	2,958,058.08	4,225,797.26
Machinery / Equipment		34,462,008.63	80,411,353.50	114,873,362.13
BTS (Base Transerver Station) – Piauí	1.00	1,342,625.73	3,132,793.38	4,475,419.11
BTS (Base Transerver Station) – Alagoas	1.00	848,042.37	1,978,765.53	2,826,807.90
BSC (Base Station Controller) – Alagoas	1.00	510,657.84	1,191,534.97	1,702,192.81
Tools for Operation and Maintenance – Alagoas	1.00	10,035.54	23,416.25	33,451.79
MSC (Mobile Service Switching Center)	1.00	22,158.34	51,702.80	73,861.14
PDH (Radio Link) – Transport Network – Alagoas	1.00	73,049.18	170,448.08	243,497.26
SMS (Short Message) – Alagoas	1.00	11,261.21	26,276.17	37,537.38
BSC (Base Station Controller) – Piauí	1.00	410,936.20	958,851.13	1,369,787.33
ERB (Radio Base Station) – Alagoas	1.00	20,632.39	48,142.23	68,774.62
BTS (Base Transerver Station) – Paraíba	1.00	1,368,066.06	3,192,154.13	4,560,220.19
BSC(Base Station Controller)-Paraíba	1.00	626,152.50	1,461,022.49	2,087,174.99
DCN (Data Communication Network) – Paraíba	1.00	229,587.66	535,704.54	765,292.20
MSC (Mobile Service Switching Center)	1.00	44,916.44	104,805.02	149,721.46
MAN (Metropolitan Area Network) – Transport Network	1.00	149,897.82	349,761.58	499,659.40
BTS (Base Transerver Station) – Pernambuco	1.00	3,637,893.35	8,488,417.82	12,126,311.17
BSC (Base Station Controller) – Pernambuco	1.00	2,809,407.93	6,555,285.18	9,364,693.11
DCN (Data Communication Network) – Pernambuco	1.00	1,280,785.90	2,988,500.43	4,269,286.33
MAN (Metropolitan Area Network) – Transport Network	1.00	737,579.30	1,721,018.37	2,458,597.67
ERB (Radio Base Station) – Pernambuco	1.00	29,041.82	67,764.26	96,806.08
MSC (Mobile Service Switching Center)	1.00	4,682,580.95	10,926,022.21	15,608,603.16
VMS – Voice Mail – Pernambuco	1.00	633,334.80	1,477,781.20	2,111,116.00
GPRS – General Packer Radio Service - Pernambuco	1.00	1,134,026.18	2,646,061.09	3,780,087.27
BSC (Base Station Controller) – Ceará	1.00	2,544,571.22	5,937,332.86	8,481,904.08
DCN (Data Communication Network) – Piauí	1.00	15,839.99	36,959.97	52,799.96
BTS (Base Transerver Station) – Ceará		3,746,576.82	8,742,012.59	12,488,589.41
MSC (Mobile Switching Center)	1.00	857,165.53	2,000,052.90	2,857,218.43
BTS (Base Transerver Station) – Alagoas	1.00	321,107.05	749,249.77	1,070,356.82
BTS (Base Transerver Station) – Ceará	1.00	2,807,740.82	6,551,395.25	9,359,136.07
BTS (Base Transerver Station) – Paraíba	1.00	1,217,548.36	2,840,946.18	4,058,494.54
BTS (Base Transerver Station) – Pernambuco	1.00	1,952,506.67	4,555,848.90	6,508,355.57

PAGE: 155

CONTINUANCE OF THE PUBLIC DEED OF FINANCING AND OPENING OF CREDIT FACILITY EXECUTED BETWEEN BANCO DO NORDESTE DO BRASIL S.A., HEREINAFTER SIMPLY REFERRED TO AS BNB AND TIM NORDESTE TELECOMUNICAÇÕES S/A, SIMPLY HEREIN REFERRED TO AS DEBTOR, DRAWN UP ON THE BOOK 100 – PAGES 154///////////

BTS (Base Transerver Station) – Piauí	1.00	290,861.01	678,675.68	969,536.69
ERB (Radio Base Station) – Pernambuco	1.00	25,188.75	58,773.74	83,962.49
MAN (Metropolitan Area Network) – Transport Network	1.00	7,650.31	17,850.74	25,501.05
MSC (Mobile Switching Center)	1.00	7,198.31	16,796.07	23,994.38
MAN (Metropolitan Area Network) – Transport Network	1.00	55,384.28	129,229.99	184,614.27
Other Investments		490,380.66	1,144,221.54	1,634,602.20
Spare parts – Piauí	1.00	24,746.95	57,742.89	82,489.84
Tools for Operation and Maintenance – Alagoas	1.00	613.80	1,432.20	2,046.00
Spare parts – Alagoas	1.00	25,357.95	59,168.55	84,526.50
Tools for Operation and Maintenance – Paraíba	1.00	10,049.95	23,449.87	33,499.82
Tools for Operation and Maintenance – Paraíba	1.00	60,804.59	141,877.37	202,681.96
Spare parts – Paraíba	1.00	29,847.69	69,644.62	99,492.31
MSC (Mobile Switching Center)	1.00	5,997.66	13,994.55	19,992.21
Tools for Network Operation and Maintenance	1.00	278,764.82	650,451.26	929,216.08
Spare parts – Pernambuco	1.00	8,077.95	18,848.55	26,926.50
Tools for Network Operation and Maintenance	1.00	10,068.80	23,493.86	33,562.66
Tools for Network Operation and Maintenance	1.00	36,050.50	84,117.82	120,168.32
TOTAL		36,565,229.43	85,318,868.68	121,884,098.11

PARAGRAPH TWO – For the correct application of the BONUS FOR FULL PERFORMANCE provided for in CLAUSE EIGHT – BONUS FOR FULL PERFORMANCE ON FNE CHARGES, two sub-credits shall be created, with the amount of credit granted by BNB, as follows: sixty-nine million, eight hundred, sixty-six thousand, one hundred, twenty-eight reais and forty-two centavos (R$ 69,866,128.42) referring to the amounts that will be invested in cities outside the semi-arid region, and fifteen million, four hundred, fifty-two thousand, seven hundred, forty reais and twenty-six centavos (R$ 15,452,740.26) referring to the amounts that will be invested in cities of the semi-arid region. CLAUSE TWO – OWN RESOURCES: the DEBTOR undertakes to allocate, as its own resources, the amount of thirty-six million, five hundred and sixty-five thousand, two hundred and twenty-nine reais and forty-three centavos (R$ 36,565,229.43) proportionally to the amount of disbursements made by BNB, on a pari passu basis, including upon first disbursement made by BNB on account of credit granted herein. PARAGRAPH ONE – The first disbursement on account of credit granted herein shall only be made by BNB after the physical and financial evidence of the use of the own resources of the DEBTOR, related to this first disbursement. PARAGRAPH TWO – The portion of own resources applicable to the items referring to machinery and/or equipment included in the budget mentioned herein shall be invested proportionally and concurrently with the use of funds disbursed on account of credit granted herein, referring to the aforementioned machinery and/or equipment. CLAUSE THREE – DISBURSEMENT – in cash, by installments, at periods and amounts defined as follows, or as DEBTOR allocates its OWN RESOURCES, with the required physical and financial evidence on the part of BNB:

DISBURSEMENT MONTH	FNE-SERVIÇOS R$ 1.00	OWN RESOURCES R$ 1.00
APRIL 2005	56,705,894.01	24,301,251.48
MAY 2005	8,616,892.65	3,693,088.17
JUNE 2005	19,996,082.02	8,570,889.70

CLAUSE FOUR – PRE-DISBURSEMENT – The disbursement of any installment of the loan shall only occur after met, on a satisfactory manner, the following conditions: a) evidence of effective receipt by the DEBTOR of the financed inputs and/or machinery and/or tractors and or vehicles and/or equipment, if any; b) proof, by the DEBTOR, as from the second installment of disbursement, including, of the correct use of funds previously disbursed, as well as the use of the own resources consideration, under the limits set forth on a contractual basis with BNB; c) previous presentation by the DEBTOR of the following certificates: Debt Clearance Certificate by the Brazilian Social Security Institute (INSS), Clearance Certificate of Federal Taxes and Contributions, issued by the Internal Revenue Service; Certificate of Good Standing with FGTS-CRF (Government severance indemnity fund for employees); Clearance Certificate of Overdue Federal Liabilities issued by the Government Attorney’s Office of the National Treasury. CLAUSE FIVE – DISBURSEMENT FOR THE ACQUISITION OF GOODS AND/OR SERVICES- The disbursement of the credit installments corresponding to financed acquisitions and/or services shall be made by means of payment directly to the seller of the goods or the service provider, against the delivery of first page of respective invoices, or similar document, with receipt of payment, or, as this is the case, paid trade acceptance bill. BNB at its own discretion may provide for the disbursements directly to the DEBTOR, when there is no otherwise express determination mentioned in laws or rules of the Brazilian Central Bank, or internal rules. CLAUSE SIX – FINANCIAL CHARGES – an effective annual interest rate of fourteen percent (14% p.a.), or one whole, nine hundred and seventy-nine tenths of thousandth percent per month (1.0979% p.m.) shall incur over the principal amount of debt, being the amount of interest calculated and capitalized on a monthly basis and payable: a) on a quarterly basis, on day twenty-nine (29) of each month, during the grace period of twenty-four (24) months comprised between April 29, 2005 and April 29, 2007; and b) on a monthly basis during the amortization period, starting on May 29, 2007, together with installments of the principal amount falling due, and on maturity and settlement of debt, over the daily average outstanding balance of the calculation period. PARAGRAPH ONE – When, in the month of calculation, there is no an estimated date for the calculation of the financial charges, the calculation shall occur on the first subsequent business day. PARAGRAPH TWO – For the purposes of capitalization of financial charges, including default, by business day, local and state holidays will be considered as business days. CLAUSE SEVEN – REVIEW OF THE INTEREST RATE INCURRING ON THE FNE FUNDS – It is hereby agreed and covenanted between BNB and DEBTOR that the effective interest rate indicated in CLAUSE SIX – FINANCIAL CHARGES, related to FNE funds, may be reviewed, without the need of formalizing an addendum, under the terms of paragraphs 3 and 4 of Article One, of Law 10,177, as of 1/12/2001, published on the Federal Official Gazette on 1/15/2001. The new interest rate percentage, obtained with the review referred to by this clause, will be informed by BNB to the DEBTOR in writing. CLAUSE EIGHT—BONUS FOR FULL PERFORMANCE OVER FNE CHARGES – A bonus for full performance of fifteen percent (15%) shall be applied over the charges incurring on FNE funds, provided for in CLAUSE SIX – FINANCIAL CHARGES, related to the sub-credit at the amount of sixty-nine million, eight hundred, sixty-six thousand, one hundred, twenty-eight reais and forty-two centavos (R$ 69,866,128.42) and of twenty-five percent (25%) related to the sub-credit at the amount of fifteen million, four hundred, fifty-two thousand, seven hundred, forty reais and twenty-six centavos (R$ 15,452,740.26), as long as the installments of interests or of principal plus interests are paid until the dates of respective maturities set forth in this instrument of credit. CLAUSE NINE – TAXES AND FEES – This loan operation is not subject to the collection of tax on loan operations, foreign exchange and insurance transactions, or related to securities (IOF) and banking fees charged to DEBTOR, in view of the contracting of this operation are the following: Fee of Study and Analysis of Technical Feasibility of the Project – eight hundred, fifty-three thousand, one hundred, eighty-eight reais and sixty nine centavos (R$ 853,188.69); Contracting Fee – four hundred, twenty-six thousand, five hundred ninety-four reais and thirty-four centavos (R$ 426,594.34) . Total amount: one million, two hundred, seventy-nine thousand, seven hundred, eighty-three reais and three centavos (R$ 1,279,783.03). CLAUSE TEN – DEFAULT CHARGES – In the event of late payment of any liability stipulated in this instrument of credit (principal and/or ancillary charges), lack of use of credit in the purposes agreed, any other irregularity that is considered as intended or unjustified, and/or failure to comply with any other liability hereunder, charges agreed upon in CLAUSE SIX – FINANCIAL CHARGES shall incur, plus default interest of twelve per cent p.a. (12% per annum), calculated in addition. PARAGRAPH ONE – Default charges shall apply on the outstanding balance, as from the following dates and conditions: a) from the maturity date(s) of the installment(s), in the event of late payment: these will incur only on the installments in arrears; b) from the date(s) of disbursement(s), in the case of unused amount(s): these will incur on the unused or misused installment(s); c) from the date(s) BNB finds other irregularities: these will incur on the installment(s) considered as irregular; d) from the date BNB declares the early maturity of the

PAGE: 156

CONTINUANCE OF THE PUBLIC DEED OF FINANCING AND OPENING OF CREDIT FACILITY EXECUTED BETWEEN BANCO DO NORDESTE DO BRASIL S.A., HEREINAFTER SIMPLY REFERRED TO AS BNB AND TIM NORDESTE TELECOMUNICAÇÕES S/A, SIMPLY HEREIN REFERRED TO AS DEBTOR, DRAWN UP ON THE BOOK 100 – PAGES154/155///////////////////////////////////////////////////////////////////////

operation: these will incur on the total outstanding balance of the operation, minus the unused amount, the collection of which shall observe that contained in preceding item “b”. CLAUSE ELEVEN –CONVENTIONAL FINE – In addition to default charges, a fine corresponding to ten per cent (10%) shall also be due over the amounts of outstanding principal and ancillary charges, in the event of collection of credit in lawsuit. CLAUSE TWELVE – REPRESENTATION AND GUARANTEES – The DEBTOR declares and guarantees that the execution hereof and the compliance with its obligations does not represent a breach or non-compliance with any other contract, agreement, or any other instruments of which the DEBTOR is a party or to which it is bound. CLAUSE THIRTEEN – GUARANTEES – The guarantees offered are those outlined as follows: a) SURETY: The Intervening Guarantor, qualified in the introduction hereof, assumes by itself and its successors, with BNB, the capacity as guarantor and principal obligor of the DEBTOR, with express waiver of benefits of Articles 366, 827,835,837 and 838, of the Brazilian Civil Code (Law 10,406, as of 1/10/2002), being jointly and severally liable for the compliance with all the obligations assumed by DEBTOR in the instrument herein; b) BANK GUARANTEE: – In order to guarantee full payment of the debt, including principal and ancillary charges, the DEBTOR undertakes to constitute and submit, prior to the contracting of the credit facility opened herein, a letter of bank guarantee in favor of BNB, which for all legal purposes shall become an integral and inseparable part of this instrument of credit, issued by Banco BRADESCO S/A, at the amount of eighty-five million, three hundred, eighteen thousand, eight hundred and sixty-eight reais and sixty-eight centavos (R$ 85,318,868.68), amount of which adjusted by the same financial charges agreed herein in this present instrument of credit and with term until the effective settlement of the credit granted herein, in order to guarantee the operation’s outstanding balance. Sole Paragraph – BNB undertakes, whenever requested by DEBTOR, to confirm to Banco BRADESCO S/A the payments made by the DEBTOR, as well as the amount of the DEBTOR’s outstanding balance, pursuant to this instrument. CLAUSE FOURTEEN –VENUE OF PAYMENT – The DEBTOR shall pay all its obligations deriving from this instrument of credit at Fortaleza Bezerra de Menezes branch, in the city of Fortaleza, state of Ceará, or where charged or claimed by BNB. CLAUSE FIFTEEN – CONDITIONS OF PAYMENT – The principal amount of the debt shall be reimbursed in seventy-two (72) monthly and successive installments, the first one being due on May 29, 2007 and the last one on April 29, 2013, and the amount of each installment shall be obtained by dividing the principal outstanding balance by the number of installments falling due, added to the amount corresponding to interests. CLAUSE SIXTEEN – DEBIT AUTORIZATION – In the event t he reimbursement of the used credits does not occur on the maturity dates, BNB is authorized to debit the corresponding amounts in a checking account that the DEBTOR maintains at BNB, as long as at that occasion, it has sufficient funds for such purpose. The DEBTOR also undertakes to settle, together with the last installment, all the liabilities deriving from this instrument of credit, if remaining. CLAUSE SEVENTEEN – PREPAYMENT – In the event of early amortization, payment or settlement, in compliance with the conditions provided for in this instrument, and established by the sources of funds, the debt shall be remunerated based on financial charges provided for in CLAUSE SIX – FINANCIAL CHARGES of this instrument of credit, calculated pro rata tempore and as from the date of disbursement of funds or the last recording of these charges, until the date of effective payment, applying the bonus provided for in CLAUSE EIGHT—BONUS FOR FULL PERFORMANCE OVER FNE CHARGES. CLAUSE EIGHTEEN – EARLY MATURITY – By means of Notice, with a 30-day term for regularization, BNB may legally anticipate the maturity of all instruments of credit executed with the DEBTOR, requiring the immediate payment of due and falling due debts, if the DEBTOR: a) fails to comply with any liability established in the instruments of credit executed with BNB; b) commits excess over limit of credit opened by BNB, does not provide for the immediate coverage; c) suffers protests of certain and indisputable debt, unless the protest is made by mistake or bad faith, duly proven; or if the amount of protests does not compromise the DEBTOR’s financial capacity; d) suspends its activities for more than 30 days; e) is declared impeded by rules of the Brazilian Central Bank from participating in loan operations, inclusively as joint obligor; f) irregularly uses the funds derived from financing granted by BNB; g) fails to reinforce the credit guarantees immediately after notice from BNB, in this regard, if occurs any fact determining the reduction or depreciation of such guarantees; h) is defendant in legal claim, which may affect BNB’s credit rights; i) hires with another financial institution financings for the coverage of items comprised in the budget mentioned in this instrument of credit, or attached thereto, for BNB’s financing; j) has its checking account at BNB closed, or its name included in the List of Dishonored Checks Drawers of the Brazilian Central Bank; k) requests for debt rehabilitation, or adjudication of bankruptcy, or adjudication of intervention; l) looses, for any reason, the right to render/explore the telecommunication services with which the capital expenditures, purpose of this financing are related to. CLAUSE NINETEEN – OTHER OBLIGATIONS– The DEBTOR also undertakes to comply with the following obligations: a) to recognize as evidence of its debts, the checks, receipts and payment orders to sign or issue, as well as bank statements, records or entry notices that BNB will issue, as a result of the debits made in the loan or financing account; b) to settle with the last installment all liabilities arising from this instrument of credit, if remaining; c) to pay, pursuant to the laws in force, the taxes incurring on the loan granted herein and/or over this instrument of credit, which will be applied and charged by BNB; d) to answer for all expenses BNB will incur for the safety, regularization and conservation of its credit rights and safeguard of the guarantees granted, which may be debited at the unrestricted checking account maintained by the DEBTOR at BNB or any other adequate account, in the event the first one is unavailable, or at loan or financing account subject to this instrument of credit, under prior notice to the DEBTOR, being understood that, in any event, the DEBTOR shall provide for the respective payment, under the penalty of incurring in default on the due amount; e) to strictly comply with the specific environmental laws; f) to maintain, at least, the production level estimated in several exploration lines, purpose of the loan; g) to evidence with BNB, the correct use of the total funds defined in the budget included in this instrument of credit or attached thereto, as well as the total execution of the financed undertaking; h) to release a banner on the Company’s home page on the Internet, indicating BNB’s financial participation in the expansion of its services, in accordance to the specifications mutually agreed between BNB and the DEBTOR, which shall be kept in adequate location, easy to be seen, during the entire effectiveness of this instrument of credit; i) to record at long-term liabilities of its balance sheets and interim balance sheets, when required to do so, the used amounts of the financing granted, under the account “Banco do Nordeste do Brasil S.A.”, subsequently indicating the source of funds; and j) to deliver to BNB, annually, the opinions and reports prepared by specialized independent external audit. CLAUSE TWENTY – INSPECTION – The DEBTOR undertakes to franchise to BNB, to the Brazilian Central Bank and/or the agents of the source(s) of funds the broader supervision of the use of the amounts disbursed on the account of this financing, exhibiting to its legal representatives the elements required, allowing them the access to all and any premises of properties and owned facilities subject to the loan, for verification of the guarantees conditions and confirmation of the services that the DEBTOR undertook as a result of the loan. CLAUSE TWENTY-ONE – ACCOUNTING – The DEBTOR authorizes BNB, on an irrevocable and irreversible basis, to supply to the qualified federal agencies and entities, including those of the indirect administration, as well as to the Senate and House of Representatives, all and any information or data related to the loan, purpose of this instrument, such as outstanding balances, amount of principal and ancillary charges, terms, collateral assets and guarantors by real obligation or personal guarantee and other clauses and conditions, in compliance with the provisions of management, control and accounting required by the Source of Funds. CLAUSE TWENTY-TWO – AUTHORIZATION – The DEBTOR authorizes BNB, on an irrevocable and irreversible basis: I) to furnish to the Brazilian Central Bank, for the purposes of composition of the SISBACEN’s Credit Risk Center, and pursuant to laws in force, all the information related to this financing; II) to consult at SISBACEN’s Credit Risk Center, all financings held thereby, maintained at BNB or at any other financial institution. CLAUSE TWENTY-THREE –ENVIRONMENTAL LICENSING – The DEBTOR undertakes to submit to BNB, within no later than thirty (30) days after the conclusion of the project mentioned in clause one of this instrument, or up to one hundred and eighty (180) days after the implementation of the last item of the project, prevailing what occurs last, the Operating License (LO), issued by the qualified environmental agency. CLAUSE TWENTY-FOUR – FORBEARANCE – BNB’s forbearance related to the non-observance or non-compliance with any obligation assumed herein by the DEBTOR under no circumstance shall affect the conditions set forth in this instrument of credit, nor will oblige BNB as to maturities or future defaults. CLAUSE TWENTY-FIVE – CERTIFICATE – The DEBTOR submitted Deb t Clearance Certificate issued by the Brazilian Social Security Institute (INSS), series #097012004-05001080 on January 10, 2005. CLAUSE TWENTY-SIX – JURISDICTION – The judicial district of Fortaleza-Ceará is hereby elected for the filing of any proceeding arising from the referred instrument, and BNB shall be entitled to opt for the domicile of the DEBTOR or the intervening parties, or if any, for the location of the collateral assets. CLAUSE TWENTY-SEVEN – GENERAL CONDITIONS – the “General Provisions Applicable to the Instruments of Credit at Banco do Nordeste do Brasil S.A.”, are applied to this instrument, where reasonable, recorded at microfilm 329.993, on 11/13/2001, at the 2nd Registry of Deeds and Documents of Fortaleza Judicial District, Morais Correia notary’s office, that, for all purposes are an integral part of this Instrument, of which the DEBTOR declares to be fully aware, accepting them and receiving herein a copy of their full content. And as they declared,

PAGE: 157

CONTINUANCE OF THE PUBLIC DEED OF FINANCING AND OPENING OF CREDIT FACILITY EXECUTED BETWEEN BANCO DO NORDESTE DO BRASIL S.A., HEREINAFTER SIMPLY REFERRED TO AS BNB AND TIM NORDESTE TELECOMUNICAÇÕES S/A, SIMPLY HEREIN REFERRED TO AS DEBTOR, DRAWN UP ON THE BOOK 100 – PAGES 154/155/156///////////////////////////////////////////////////////////////

granted, contracted and accepted, I draw up this present instrument, in compliance with all the legal and fiscal requirements inherent to the legitimacy of this act (Article 215, paragraph 5, New Brazilian Civil Code) which, after being read, was found in compliance and signed by the contracting parties, which listened to its reading, releasing registrar, the presence of witnesses, in accordance with Article 215, paragraph 5 of the Brazilian Civil Code. I, MARIA DE FÁTIMA LEITÃO CASTELO BRANCO, Alternate Registrar, signed.(s) - ALICE MARIA DE MIRANDA MENESCAL. CARLOS AUGUSTO COSTA BARRETO. PAULO GUILHERME AUTRAN SEIDEL. MARCEL ABILIO BELO DE ANDRADE. WALMIR URBANO KESSELI. This is a true copy of the original, which I certify. Certified copy made immediately. Fortaleza, April 29, 2005. I, JOÃO RIBEIRO DE SOUZA, authorized Clerk, typed and checked it and I, MARIA DE FÁTIMA LEITÃO CASTELO BRANCO, Alternate Registrar, signed and set my seal.